July 3, 2017

Manning & Napier Fund, Inc.

290 Woodcliff Drive

Fairport, NY 14450

Re:	Registration Statement Filed On Form N-14 Under The Securities Act Of 1933 (File No. 333-217358)

Ladies and Gentlemen:

We hereby consent to the references to our Firm in the Registration Statement filed on Form N-14 under the Proxy Statement/Prospectus headings “ADDITIONAL INFORMATION ABOUT THE REORGANIZATION – The Plan of Reorganization” and “ADDITIONAL INFORMATION ABOUT THE REORGANIZATION – Tax Considerations.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1701 Market Street Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001